EX-28.d.2.a

EXHIBIT A

INVESTMENT ADVISORY AGREEMENT

BETWEEN

NATIONWIDE FUND ADVISORS AND NATIONWIDE MUTUAL FUNDS

Effective August 28, 2007

Amended January 16, 2025*

Funds of the Trust	Advisory Fees

Nationwide Destination 2025 Fund

Nationwide Destination 2030 Fund

Nationwide Destination 2035 Fund

Nationwide Destination 2040 Fund

Nationwide Destination 2045 Fund

Nationwide Destination 2050 Fund

Nationwide Destination 2055 Fund

Nationwide Destination 2060 Fund

Nationwide Destination 2065 Fund

Nationwide Destination 2070 Fund

Nationwide Destination Retirement Fund

0.13% of average daily net assets

*	As approved at the Board of Trustees Meeting held on September 10-11, 2024.

IN WITNESS WHEREOF, the parties have executed this Amended Exhibit A on the day and year first written above.

NATIONWIDE FUND ADVISORS

By:	/s/ Kevin Jestice
Name: Kevin T. Jestice
Title: President

NATIONWIDE MUTUAL FUNDS

By:	/s/ Kevin Jestice
Name: Kevin T. Jestice
Title: President